FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Year End and Fourth Quarter 2014 Results

OLD BRIDGE, New Jersey—March 31, 2015—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the twelve months and fourth quarter ended December 31, 2014.

Net sales increased $1,259,000 or 4.5% to $29,129,000 for the year ended December 31, 2014 from $27,870,000 for the comparable period in 2013.  Net loss for the year was $(902,000) or $(0.14) per share in 2014, compared to $(2,822,000) or $(0.45) per share for the year ended December 31, 2013.

Net sales decreased $1,118,000 or 15.6% to $6,064,000 for the fourth quarter of 2014 from $7,182,000 for the comparable period in 2013.  Net loss for the three months ended December 31, 2014 was $(672,000) or $(0.11) per share in 2014, compared to $(992,000) or $(0.16) per share for the comparable period in 2013.

The net sales increase for the year is primarily attributed to an increase in sales of digital video headend products, analog video headend products and test equipment products offset by a decrease in sales of contract manufactured products. Sales of digital video headend products were $14,310,000 and $12,930,000, sales of analog video headend products were $7,829,000 and $5,818,000, sales of test equipment products were $452,000 and $58,000 and sales of contract manufactured products were $344,000 and $3,465,000 in 2014 and 2013, respectively.

The reduction in the net loss year over year is primarily attributed to an increase in sales and an increase in gross margin due to a more favorable product mix.

Commenting on the year end, President Robert J. Palle, Jr. noted, “We are pleased that we were able to increase sales for the year, but we were disappointed that we were not able to sustain the increased sales trend from the second and third quarters into the fourth quarter.  Fourth quarter results, while showing an improved bottom line compared to the prior year, were not in line with our expectations or the trends from the prior two quarters and as a result, the full year did not end as well as we had anticipated.  Early indications for the first quarter suggest continuing sluggishness in net sales; however, we have made steady progress in CATV MSO penetration, secured approvals for our encoder products by the two largest satellite service providers, and have secured a new client for contract manufactured products, all of which successes should benefit the Company in the second half of 2015.”

Conference Call Reminder
Details of the live teleconference and webcast are as follows:
Date:           Monday, April 6, 2015
Time:           11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  877-407-8033
Live Webcast: http://www.investorcalendar.com/IC/CEPage.asp?ID=173790

The webcast replay can be accessed until July 16, 2015. The webcast link will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2014 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Palle, Jr.
President
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)

                                                                                                (unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$6,064	$7,182	$29,129	$27,870
Gross profit	2,243	2,098	10,961	9,311
Loss from operations	(582)	(925)	(629)	(2,545)
Net loss	$(672)	$(992)	$(902)	$(2,822)
Basic and diluted net loss per share	$(0.11)	$(0.16)	$(0.14)	$(0.45)
Basic and diluted weighted average shares outstanding	6,236	6,216	6,223	6,216

Consolidated Summary Balance Sheets
(in thousands)

	December 31, 2014	December 31, 2013

Current assets	$12,565	$13,156
Property, plant, and equipment, net	3,923	3,710
Total assets	21,244	22,641
Current liabilities	3,804	3,657
Long-term liabilities	3,702	3,956
Stockholders’ equity	13,738	15,028

Total liabilities and stockholders’ equity	$21,244	$22,641